Exhibit 3.2.1

State of Delaware Secretary of State Division of Corporations Delivered 01:33 R402/04/2005 FILED 01:26 PM 02/04/2005 SRV 050093729 - 3921804 FILE

STATE OF DELAWARE CERTIFICATE OF INCORPORATION OF SQUARETWO FINANCIAL COMMERCIAL FUNDING CORPORATION

FIRST:                   The name of the Corporation is SquareTwo Financial Commercial Funding Corporation.

SECOND:             Its registered office in the Slate of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, Wilmington, on, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD:                 The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:             The total number of shares which the Corporation shall have authority to issue is 9600 shares (number of authorized shares) of common stock, 50.001 par value per share.

FIFTH:                        The name and mailing address of the incorporator are as follows:

Marcia L. Freedman

c/o Krys Boyle, RC.

600 Seventeenth Street, Suite 2700 South

Denver, CO 80202

SIXTH:                  The Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the foots herein stated are true, and I have accordingly hereto set my band this 4th day of February, 2005.

/s/ Marcia L. Freedman
Marcia L. Freedman
Incorporator

Filing party’s return Address:
c/o Krys Boyle, P.C.
600 Seventeenth Street, Suite 2700 South
Denver, CO 80202